Exhibit (h)(6)

AMENDMENT TO FUND PFO/TREASURER, CCO, SECRETARY AND AMLO
AGREEMENT

This Amendment to Fund PFO/TREASURER, CCO, Secretary and AMLO Agreement (this “Amendment”) is made and entered into effective as of July 25, 2023 (the “Amendment Effective Date”), by and between Adviser Compliance Associates, LLC doing business as ACA Group (“ACA”), a limited liability company with a place of business at 909 Rose Avenue, Suite 950, North Bethesda, MD 20852, and HSBC Funds (“Client”), a company with a place of business at 452 Fifth Avenue, New York, NY 10018.

WHEREAS, pursuant to that certain Fund PFO/TREASURER, CCO, Secretary and AMLO Agreement effective as of November 7, 2022 (as may have been previously amended and as amended by this Amendment, the “Agreement”), by and between ACA (as successor-in-interest to Foreside Fund Officer Services, LLC) and Client, Client retained ACA to provide certain Services (as defined therein) thereunder;

WHEREAS, ACA and Client have agreed to modify the terms of the Agreement, as more particularly described herein; and

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, ACA and Client hereby agree as follows:

1.	Amendment of the Agreement

The Agreement is hereby amended by deleting Section 2(a) and inserting the following in lieu thereof:

“(a) Subject to the approval of the Board, Foreside shall make available a qualified employee of Foreside who is competent and knowledgeable regarding the federal securities laws, including the 1940 Act, to act as the Fund Company’s CCO, Secretary and AMLO. Foreside shall also make a qualified employee of Foreside available to support the Fund Company’s CCO, Secretary and AMLO in connection with the CCO Services (as defined below).”

The Agreement is hereby amended by deleting the first paragraph of Appendix A and inserting the following in lieu thereof:

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“Foreside will propose a qualified candidate to serve as each Fund’s CCO, Secretary & AMLO, who will assume responsibility as Fund CCO, Secretary & AMLO upon appointment by the Fund’s Board of Trustees (the “Board”). The CCO, Secretary & AMLO will perform the services listed below and will be supported by a qualified employee in the performance of such services.”

The Agreement is hereby further amended by inserting the following below the existing first paragraph of Appendix C, (1) Fund Officer Services as a new, additional line item:

Base fee for the services of an additional support resource to the Fund Company’s Corporate Secretary, CCO and AMLCO	Recurring annual fee (invoiced monthly in arrears; subject to standard annual CPI-U adjustment).	$70,000
2.	Additional Information

This Amendment is a modification only of certain of the terms of the Agreement. Except as otherwise explicitly provided herein or as may be agreed by the parties in writing, the terms and provisions of the Agreement, including the rights and obligations of ACA and Client, remain unmodified and in full force and effect.

This Amendment may be executed in counterparts or duplicate originals, each of which shall be regarded as one and the same instrument, and which shall be the official and governing version in the interpretation of this Amendment.

Each of the undersigned individuals represents and warrants that he or she is expressly and duly authorized by his or her respective entity to execute this Amendment.

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IN WITNESS WHEREOF, the parties have executed this Amendment to be effective as of the Amendment Effective Date.

Adviser Compliance Associates, LLC

By:	Date:	July 26, 2023

HSBC Funds

By:	James D Levy, Vice President	Date:	July 26, 2023
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